EXHIBIT 99.1

Orbitz Worldwide Board Elects Scott Forbes As Chairman
Jeff Clarke Resigns From Board; Gavin Baiera Elected to Board as Replacement

Chicago, April 14, 2014 - Orbitz Worldwide (NYSE: OWW) announced today that its board of directors has appointed Scott Forbes as non-executive chairman, effective immediately. He replaces Jeff Clarke, who has resigned from the board after seven years as chairman following his recent appointment as chief executive officer of Eastman Kodak Company. Orbitz Worldwide also announced that its board of directors has elected Gavin Baiera to the board to fill the seat vacated by Jeff.

“I am delighted to be stepping into the chairman role at Orbitz Worldwide at an extremely exciting time for the company. With strategic initiatives in the areas of loyalty and international expansion, the company is well positioned to deliver continued strong growth in Adjusted EBITDA,” said Scott Forbes, chairman, Orbitz Worldwide. “We want to thank Jeff for his leadership of the board for the past seven years. We wish him well as he focuses his attention on his new position at Eastman Kodak.”

About Scott Forbes
Scott Forbes has served on the Orbitz Worldwide board of directors since June 2013. He has been chairman of Rightmove plc, the UK’s leading real estate website, since 2005. From 1990 to 2005, Scott held several senior positions at Cendant Corporation and its predecessor HFS Inc., which was a leading global provider of travel and residential real estate services.

About Gavin Baiera
Gavin Baiera is a Managing Director of Angelo, Gordon & Co, L.P., a privately-held registered investment advisor. He also sits on the board of directors of Travelport Limited. Prior to joining Angelo Gordon, Gavin was co-head of the Strategic Finance Group at Morgan Stanley & Co., and prior to that he was at General Electric Capital Corporation.

About Orbitz Worldwide
Orbitz Worldwide (NYSE:OWW) is a leading global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (www.orbitz.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com) and CheapTickets (www.cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (www.orbitz.com/OPN) delivers private label travel technology solutions to a broad range of partners including some of the world`s largest airlines and travel agencies, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.

Media contact: +1-312-894-6890 or via email at press@orbitz.com.

500 W. Madison, Suite 1000	Chicago, IL 60610 U.S.A.	+1-312-894-5000